REVISED DECEMBER 4, 2009

DUPARQUET MINING CAMP PROJECT

OPTION AND JOINT VENTURE AGREEMENT

Between

CLIFTON STAR RESOURCES INC.

and

OSISKO MINING CORPORATION

Executed on December [8], 2009

With effect as of January 1st, 2010

TABLE OF CONTENTS

1.

DEFINITIONS AND INTERPRETATION

2

2.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

9

3.

GRANT OF RIGHTS AND OPTION

14

4.

PURPOSES AND TERM OF THE VENTURE

18

5.

CONTRIBUTIONS BY PARTIES

19

6.

PARTICIPATING INTERESTS OF THE PARTIES

19

7.

TECHNICAL ADVISORY COMMITTEE

21

8.

MANAGEMENT COMMITTEE

22

9.

MANAGER

24

10.

PROGRAMS, BUDGETS, AND MANAGEMENT OF JOINT ACCOUNT

31

11.

FINANCING OF OPERATIONS

33

12.

DISTRIBUTIONS

33

13.

MARKETING OF PRODUCTION

34

14.

AREA OF INTEREST

35

15.

ABANDONMENT AND SURRENDER OF PROPERTY AND OTHER ASSETS

36

16.

TRANSFER OF INTEREST

37

17.

WITHDRAWAL AND TERMINATION

39

18.

RELATIONSHIP OF THE PARTIES

41

19.

CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

42

20.

DISPUTE RESOLUTION

44

21.

GENERAL PROVISIONS

45

EXHIBIT A

-DESCRIPTION OF CLIFTON’S INTEREST

EXHIBIT A

-COPY OF UNDERLYING OPTION AGREEMENTS

EXHIBIT B

-DEFINITION OF LIENS AND EXCEPTION TO OWNERSHIP RIGHTS

EXHIBIT C

-DEFINITION OF NET SMELTER RETURN

DUPARQUET MINING CAMP PROJECT

OPTION AND JOINT VENTURE AGREEMENT

THIS AGREEMENT is executed as of December [8], with effect as of January 1st, 2010.

BETWEEN:

CLIFTON STAR RESOURCES INC., a company incorporated and existing under the laws of the Province of British Columbia and having its head office at 836 - 470 Granville Street Vancouver, B.C. V6C 1V5

(“Clifton”)

AND:

OSISKO MINING CORPORATION, a company incorporated and existing under the laws of Canada and having its head office at 1100, De La Gauchetière Street West, Suite 300, Montreal, Québec, H3B 2S2

(“Osisko”)

WHEREAS Clifton holds various mineral property interests or options or rights thereto, directly or indirectly, located in the Destor and Duparquet Townships, Province of Québec, and more particularly described in Exhibit “A” attached hereto (collectively, the “Duparquet Mining Camp Project” or the “Project”);

WHEREAS Osisko has expressed its interest in acquiring a 50% undivided interest in Clifton’s right, title and interest in and to the Project (“Clifton’s Interest”);

WHEREAS Clifton has agreed to grant to Osisko an option to earn 50% undivided interest in Clifton’s Interest, for such consideration, during such period and in such manner as is hereinafter set forth;

WHEREAS the Parties have agreed to establish, upon execution hereof, a Venture for the purposes of conducting Operations on the Project;

NOW, THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

Definitions

Throughout this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

“Act” means the Mining Act (Québec) and the regulations thereunder in effect from time to time and any amendment thereof.

“Affiliates” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise; and ownership of more than 50% of the voting securities of a corporation will constitute control.

“Agreement” means this Option and Joint Venture Agreement, including all amendments and modifications thereof, and all Exhibits, which are incorporated herein by this reference; “hereof”, “herein”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement as a whole and not to any particular part, and include any agreement or instrument supplementary or ancillary hereto.

“Area of Interest” shall have the meaning ascribed thereto in Section 14.1.

“Assets” means all real and personal, moveable and immoveable, tangible and intangible, property and goods, chattels, improvements or other items (including existing and after acquired property and all contract rights) held or owned by the Parties from time to time for the purposes of, or relating to, the Venture hereunder.

“Budget” means a detailed estimate of all costs to be incurred by the Parties with respect to a Program and a schedule of cash advances to be made by the Parties in accordance with the terms of this Agreement.

“Commencement of Commercial Production”  means the first day of the first period of 30 consecutive days (excluding days, if any, where mining operations are legally required to be suspended) during which Mining has been conducted on the Project for the purpose of earning revenue and whereby a marketable Product is being produced at a rate of 60% or more of the production rate specified in the Feasibility Study by the processing facilities constructed on or used for the benefit of the Project, provided that no period of time during which Products produced from the Project are processed for testing purposes shall be taken into account in determining the date of Commencement of Commercial Production.

“Commercial Production” means Mining on the Project, on or after the date of Commencement of Commercial Production.

“Construction” means the erection of all facilities, including but not limited to, buildings, machinery, and equipment and the preparation of the Project for Mining as provided for in the Feasibility Study.

“Development” means all of the activities (other than Exploration) that may reasonably be required in connection with the preparation of a mine for the conduct of Mining, including, but not limited to, the construction and installation of facilities, the procurement of materials, tools, equipment, and supplies, the preparation of a Feasibility Study together with the necessary environmental studies and all such other matters as may be necessary or incidental to the foregoing.

“Effective Date” means January 1st, 2010.

“Environment” means the water, atmosphere and soil or a combination of any of them or, generally, the ambient milieu with which living species have dynamic relations.

“Environmental Laws” means all Laws applicable to this Agreement relating in whole or in part to the Environment or its protection or any provisions of such Laws in effect from time to time and any amendment thereof.

“Expenditures” means all costs, expenses, monies, obligations and liabilities of whatever kind or nature, spent or incurred directly or indirectly by the Manager or any of its Affiliates in connection with the necessary and proper conduct of Operations and shall include but not be limited to:

(a)

all royalties, fees and other payments of similar nature in respect of the Project, including any and all costs incurred to keep the Project on care and maintenance;

(b)

mobilization and demobilization of work crews, supplies, facilities, material, equipment and services to and from the Project, including costs for materials, equipment, supplies and services (“Material”) purchased or furnished by the Manager as well as all transportation, insurance, customs brokerage and import and export taxes, fees and charges and all other governmental levies in connection therewith; provided that the charges for any Material furnished by the Manager or an Affiliate thereof, shall not exceed the prevailing arm’s length charges or rates therefore in the vicinity of the Project and shall be under the same terms and conditions as are customary under contracts with independent contractors in the vicinity of the Project;

(c)

Manager’s cost for:

(i)

keeping the mining and other proprietary (if any) rights attaching to the Project in good standing, including the costs of any discussions or negotiations with the appropriate government authorities in that regard;

(ii)

geophysical, geochemical, geological and related operations;

(iii)

trenching or other surface or near surface sampling;

(iv)

Development drilling and Mining;

(v)

drifting, raising or other underground work;

(vi)

assaying and metallurgical testing;

(vii)

carrying out environmental studies and environmental impact assessment reports;

(viii)

carrying out all required restoration and reclamation of the Project, as a result of Operations thereon or thereunder, and posting any bond (whether cash or surety) required in that regard by any governmental authority;

(ix)

preparing and making submissions to government agencies with respect to substitute or successor title to the Project and production permits;

(x)

preparing, designing, implementing and carrying out a Feasibility Study;

(d)

labour charges as follows:

(i)

salaries and wages of Manager’s employees directly engaged in the conduct of Operations, and salaries and wages of technical employees who are temporarily assigned to and directly employed in the conduct of Operations;

(ii)

Manager’s costs of holiday, vacation, sickness, and disability benefits and other customary allowances paid to the employees whose salaries and wages are chargeable to the Joint Account under Section 10.8, and except that in the case of those employees only a pro rata portion of whose salaries and wages are chargeable to the Joint Account, not more than the same pro rata portion of the benefits and allowances as herein provided for shall be charged to the Joint Account;

(iii)

expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable in respect of employee salaries and wages chargeable to the Joint Account under Section 10.8;

(iv)

reasonable personal expenses of those employees whose salaries and wages are chargeable to the Joint Account under Section 10.8 and for which expenses the employees are reimbursed under Manager’s usual practice;

(e)

Manager’s cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, employee share purchase plan, stock option expenses (provided that such expenses, calculated using the Black-Scholes model, shall be capped, in the aggregate, at $1,000,000 during the Option Period), and other benefit plans of a like nature, applicable to Manager’s labour costs chargeable to the Joint Account;

(f)

all costs and expenses necessary for the repair or replacement of Assets made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or any other cause (net of any insurance proceeds in respect thereof); the Manager shall provide the Parties with written notice of damages or losses incurred as soon as practical after a report thereof has been received by the Manager;

(g)

all costs and expenses of handling, investigating and settling litigation or claims arising in connection with Operations or necessary to protect or recover the Assets or Project, including but not limited to, reasonable attorneys’ fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims;

(h)

all taxes of any kind and nature assessed or levied upon or in connection with the Assets, Project, Operations or production derived therefrom, and which taxes have been paid by the Manager for the benefit of the Venture;  for greater certainty, any tax levied on income or profit, including Québec mining duties of the Venture is payable by each individual Party to this Agreement;

(i)

premiums paid for insurance on the Assets or Operations for the protection of the Parties;

(j)

payments made following the termination of the Option Period in connection with Clifton exercising its options pursuant to the Underlying Option Agreements; and

(k)

any other expenditures (including those for capital equipment and working capital) not covered or dealt with in the foregoing provisions of this definition which are incurred by the Manager for the necessary and proper conduct of Operations and pursuant to any applicable provisions hereof.

“Exploration” means all activities, operations or work performed in ascertaining the existence, location, quality or quantity of a deposit of minerals on or relating to the Project.

“Feasibility Study” means a detailed report, compliant with National Instrument 43-101 standards and policies, containing a description and analysis of the method and costs and all other relevant aspects of bringing a mine into Commercial Production on the Project and acquiring or constructing facilities relating thereto, which report would be of a standard acceptable to a financial institution for the purposes of financing the bringing into Commercial Production of a mine on the Project and the acquiring or constructing of  facilities relating thereto and, without limiting the generality of the foregoing, shall include:

(a)

a description of that portion of the Project to be covered by the proposed mine;

(b)

the estimated mineable and recoverable reserves of minerals, the estimated average composition and content thereof which may be produced from the Project, and their amenability to metallurgical treatment;

(c)

the procedures and methods for bringing the proposed mine into Commercial Production and for developing, mining, producing and processing Products from the Project;

(d)

the description of the nature and extent of the machinery, equipment and other facilities proposed to be acquired or constructed for the purposes of bringing the proposed mine into Commercial Production and for producing and processing Products from the Project;

(e)

the total direct and indirect costs, including capital costs, operating costs and working capital investment, which the authors of the Feasibility Study reasonably estimate shall be required to bring the proposed mine into Commercial Production, to purchase, construct, install, operate, maintain and replace buildings, machinery, equipment and other project facilities referred to in the preceding subsection, and to conduct Operations as contemplated in the Feasibility Study;

(f)

the appropriate environmental impact studies and costs and a description of the permits which must be obtained in connection with bringing the proposed mine into Commercial Production;

(g)

a schedule in reasonable detail of the estimated timing for meeting capital cost requirements; and

(h)

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations.

“GAAP” means Generally Accepted Accounting Principles of the Canadian Institute of Chartered Accountants consistently applied and in effect from time to time in Canada or any accounting principles in replacement thereof.

“Joint Account” means an account showing charges and credits paid, received, or accrued, as applicable, in connection with Operations which shall be maintained by the Manager in respect of Operations conducted or related to the Project, in accordance with GAAP and the terms hereof.

“Laws” means laws, including statutes, acts, codes, by-laws and ordinances of any governmental authority having jurisdiction, and regulations and orders thereunder in effect from time to time and any amendment thereof, including, without limitation, Environmental Laws and general principle of civil law applicable to this Agreement.

“Lien” means any deed of trust, pledge, security interest, encumbrance, lien, hypothecs prior claims, charge of any kind or any other preferential arrangement in the nature of an encumbrance or security interest, including, without limitation, any agreement to give any of the foregoing, any conditional sale or title retention agreement and any lease in the nature thereof.

“Management Committee” means the committee established pursuant to Article 8.

“Manager” means the Person engaged to manage Operations pursuant to Article 9, and any successor Manager.

“Mining” means the mining, extracting, producing, handling and milling or other processing of Products.

“Net Proceeds” means the actual proceeds received from the sale of Products.

“Net Smelter Return” shall have the meaning ascribed thereto in Section 1.1 of Exhibit “D” of this Agreement.

“Operations” means all activities carried out under this Agreement or any act ancillary thereto and including, without limitation, the activities for which Expenditures are incurred.

“Participating Interest” means the percentage interest representing (a) the undivided ownership interest of a Party in Clifton’s Interest and all Assets, and (b) the operating interest of a Party in all other rights and obligations arising under this Agreement which relate to a Party’s Participating Interest hereunder, as such interest may from time to time be adjusted hereunder; Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down.  The initial Participating Interests of the Parties are set forth in Section 5.1 hereof.

“Parties” or “Party” means the parties to this Agreement and, in particular, means Osisko and Clifton.

“Permits” shall mean authorizations, approvals, permits, licenses, certificates, certificates of authorization, consents, registrations, registration numbers, filings or any other authorizations issued by any governmental authority.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization.

“Pre-feasibility Study” means a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining and mineral processing methods have been determined, and a financial analysis confirms the investment attractiveness, based on reasonable assumptions of technical, engineering, legal, operating, economic, social and environmental factors, which are sufficient for a qualified person to determine if all or part of the mineral resource may be classified as a mineral reserve, and confirm the validity of moving to and identifying the scope of the Feasibility Study.  The Pre-feasibility Study is focused on a ±20% accuracy of estimate, but a higher-level approach may be acceptable if more alternatives are considered.  All of the work completed during the Pre-feasibility Study shall be summarized in a National Instrument 43-101 Technical Report.

“Products” means all ores, minerals, metals and concentrates and any other mineral resources produced from the Project during the term of this Agreement.

“Program” means a description in reasonable detail of Operations to be conducted by the Manager for a year or any shorter period.

“Underlying Option Agreements” means:

(a)

Option Agreement between Clifton, Beattie Gold Mines Ltd. and the Shareholders of Beattie Gold Mines Ltd. dated May 1, 2008 and amended on July 22, 2008, November 24, 2008, April 8, 2009 [and November 30, 2009];

(b)

Option Agreement between Clifton, 2699681 Canada Ltd. and the shareholders of 2699681 Canada Ltd. dated May 1, 2008 and amended on July 22, 2008, November 24, 2008, April 8, 2009 [and November 30, 2009];

(c)

Option Agreement between Clifton, 2588111 Manitoba Ltd. and the Shareholders of 2588111 Manitoba Ltd. dated May 1, 2008 and amended on July 22, 2008, November 24, 2008, April 8, 2009 [and November 30, 2009]; and

(d)

Option Agreement between Clifton, Duquesne Gold Mines Ltd. and the Shareholders of Duquesne Gold Mines Inc. dated September 20, 2006 and amended on May 14, 2007 and June 11, 2007.

“Venture” means the business arrangement of the Parties for the conduct of Operations under this Agreement.

1.2

Terms

Terms defined in the preamble shall carry the same meanings in this Agreement.  Any words or expressions otherwise defined herein shall have the meanings respectively ascribed to them notwithstanding that such definitions do not appear in Section 1.1

1.3

Interpretation

In this Agreement:

(a)

unless something in the subject matter or context is inconsistent therewith, words and expressions importing the singular number shall include the plural and vice versa, and words and expressions importing the use or any gender shall include the masculine, feminine and neuter genders;

(b)

reference to “Articles” refer to articles of this Agreement;  references to “Sections” and “subsections” refer to sections and subsections of this Agreement;  references to “paragraphs” and “subparagraphs” refer to paragraphs and subparagraphs of this Agreement; and

(c)

the division of this Agreement into Articles, Sections, subsections, paragraphs, subparagraphs and other portions and the insertion of headings are for convenience only and shall not affect or be taken into account in construing or interpreting this Agreement.

1.4

List of Exhibits

The following Exhibits are annexed hereto and form part hereof:

Exhibit “A

-

Description of Clifton’s Interest.

Exhibit “B

-

Copies of Underlying Option Agreement.

Exhibit “C

-

Definition of Liens and Exception to Ownership Rights.

Exhibit “D

-

Definition of Net Smelter Return.

2.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

2.1

Reciprocal Representations and Warranties

Each Party represents and warrants to the other that:

(a)

it is a body corporate duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)

it has the capacity and authority to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)

it will not breach any other agreement, or any undertaking, security or arrangement by entering into or performing this Agreement; and

(d)

this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms and that the person executing this Agreement on its behalf is duly authorized to do so.

2.2

Title to Assets and the Project

Clifton represents and warrants to Osisko that:

(a)

it has entered into the Underlying Option Agreements, copies of which are attached herewith as Exhibit “B, with the current owners of most part of the Project in connection with the acquisition of all of said owners’ rights, title and interest to the Project; provided however that the terms and conditions of said Underlying Option Agreements will be amended on or before the date of this Agreement and Clifton acknowledges it is a condition of Osisko’s obligations hereunder that the amendments are on terms satisfactory to Osisko in its sole discretion;

(b)

upon making the required payments pursuant to the Underlying Option Agreements, it will acquire the Project, free and clear of all Liens and title defects;

(c)

it is not in default under the terms of, and has exclusive possession of the Project pursuant to, the Underlying Option Agreements;

(d)

the mining rights attaching to the Project (i) have been duly and validly recorded pursuant to the Act (ii) are in good standing as of the Effective Date (iii) all assessment work and other requirements to be filed or satisfied to keep the Project in good for at least 120 days have been filed with the applicable governmental authority and (iv) Clifton’s Interest is accurately described in Exhibit “A;

(e)

save as indicated in Exhibit “C hereof, it is the sole (100%) holder of the rights under the Underlying Option Agreements, has the authority pursuant to the Underlying Option Agreements to perform fully its obligations under this Agreement, and has not granted any unregistered real or personal rights thereon to third parties, except as more fully described in Exhibit “C;

(f)

to the best of its knowledge and belief, the Project and Assets are free and clear from all defects, Liens, leases, agreements, royalties, and adverse claims of any nature and quality whatsoever except for: (i) reservations in favour of the crown, public utilities, encumbrances or other restrictions in the use of the Project which, overall, do not materially reduce the value of all or party thereof or of the use which can be made thereof and (ii) real or personal rights thereon to third parties, as more fully described in Exhibit “C;

(g)

it has conducted all of its activities on the Project in material compliance with applicable Laws, to the best of Clifton’s knowledge and except as set forth in Section 2.3, there has been no spill, discharge, deposit, leak, emission or other release of any contaminant, pollutant, dangerous or toxic substance, or hazardous waste or substance on, into, under or affecting the Project as a result of Clifton’s activities on the Project; there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Project by any governmental authority; no reclamation, rehabilitation, restoration or abandonment obligations exist with respect to the Project nor is there, to the best of Clifton’s knowledge, any basis for such obligations to arise in the future as a result of prior activity on the Project;

(h)

Clifton has applied for and has no reason to believe that it will not be able to obtain all approvals from regulatory authorities, including the TSX Venture Exchange to the extent that such approvals are required, in order to execute the Agreement;

(i)

Clifton is in compliance with NI 43-101 in connection with its properties and has prepared, filed and certified its technical reports in accordance with NI 43-101 and Form 43-101F1 – Technical Report; and

(j)

it has divulged or made available to Osisko all relevant material information and data in its possession or control concerning the Underlying Option Agreements, and the Project; in particular, but without limitation, the contents of Exhibits “A” and “B” are accurate and complete in all material respects.

2.3

Exception

Notwithstanding the provisions of Section 2.2, the Parties hereby acknowledge and agree that there have been four past producers on the core of the Project and, as a result, Clifton cannot make any representation on whether the Project is free and clear of any hazardous or toxic material, pollution, or other adverse environmental conditions arising out of past mining activities conducted thereon.

2.4

Disclosures

Each Party represents and warrants to the other that it is unaware, after due inquiry, of any material facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to the other Party in order to prevent the representations in this Article 2 from being materially misleading.

2.5

Conditions

The representations, warranties and covenants set out in this Article 2 are conditions on which the Parties have relied in entering into this Agreement and those are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any Party as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated hereby and each Party shall indemnify and save the other harmless from all losses, damages, costs, actions and suits arising out of, or in connection with, any breach by the indemnifying Party of any representation or warranty contained in this Agreement.

2.6

Survival

Subject to Section 3.7, all of the representations and warranties set forth in Sections 2.1 and 2.4 above shall survive the execution of this Agreement and shall remain true and correct throughout the term of this Agreement.  The representations and warranties set forth in subsections 2.2(a) to 2.2(d) and 2.2(g) to 2.2(h), above shall be true and correct as of the date of execution of this Agreement.  The representations and warranties set forth in subsection 2.2(e), 2.2(f) and 2.2(j) above shall survive the execution of this Agreement and shall remain true until such time as the Option is exercised or has expired.

2.7

Indemnity

The Parties hereby agree to provide for the following indemnities:

(a)

Clifton hereby agrees to indemnify and save Osisko, its directors, officers, employees, agents and Affiliates harmless from and against any material loss, costs, expense, damage, or liability (including, without limitation, reasonable and documented attorneys’ fees, and other expenses incurred in defending against litigation, either threatened or pending) arising out of or based upon:

(i)

any breach by Clifton of any material representation, warranty, covenant or agreement made by Clifton in this Agreement; and

(ii)

any liability (including environmental liability or adverse environmental condition) occurring or accruing after the Effective Date affecting Osisko for activities or operations authorized or permitted by, through, or under Clifton with respect to the Project, prior to the Effective Date; except, for greater certainty, any liability arising from the Project’s environmental condition resulting from past owners’ activities and from the presence of any contaminant or hazardous material as a result of such past activities;

(b)

Osisko hereby agrees to indemnify and save Clifton, its directors, officers, employees, agents and Affiliates harmless from and against any material loss, costs, expense, damage or liability (including, without limitation, reasonable and documented attorneys’ fees and other expenses reasonably incurred in defending against litigation either threatened or pending) arising out of or based upon:

(i)

any breach by Osisko of any representation, warranty, covenant or agreement made by Osisko in this Agreement; and

(ii)

any liability (including environmental liability or adverse environmental condition) occurring or accruing after the Effective Date affecting Clifton for activities or operations authorized or permitted by, through, or under Osisko with respect to the Project, during the Option Period;

(c)

If any claim or demand is asserted against an indemnified Party who may be entitled to indemnification hereunder, written notice of such claim or demand shall be given to the Party which is providing the indemnity and that Party shall have the right but not the obligation by notifying the indemnified Party within thirty (30) days after receipt of the notice of claim or demand, to assume the entire control of (subject to the right of the indemnified Party to participate, at the indemnified Party's expense and with counsel of the indemnified Party's choice), the defense, compromise, or settlement of the matter, including, at the indemnifying Party’s expense, employment of counsel of the indemnifying Party’s choice.  Any damages to the assets or business of the indemnified Party caused by a failure by the indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the indemnified Party, after the indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the indemnifying Party shall be obligated to indemnify the indemnified Party.  Any settlement or compromise of a matter by the indemnifying Party shall include a full release of claims against the indemnified Party which has arisen out of the indemnified claim or demand.

2.8

Maintenance in Good Standing

During the Option Period Clifton will maintain the Project and the Underlying Option Agreements, in good standing by making (a) all required payments thereunder and (b) filing all necessary assessment work on or in respect of the Project according to the Act.

3.

GRANT OF RIGHTS AND OPTION

3.1

Grant of Rights

Clifton hereby grants to Osisko the exclusive right, pursuant to the terms of this Agreement, to access and to conduct Operations on the Project to the full extent that Clifton has such rights.

3.2

Grant of Initial Option

Clifton hereby grants to Osisko the exclusive and irrevocable option (the “Option”) to earn a 50 % Participating Interest, by (a) contributing to the Venture, subject to Section 11.1, Expenditures in an amount totaling $ 70,000,000 to fund Exploration and, as the case may be Exploration and Development activities on or for benefit of the Project during a four (4)-year period commencing as of the Effective Date (the “Option Period”) and scheduled as follows :

Schedule of Expenditures	Cumulative Minimum Expenditures
On or before the first anniversary of the Effective Date	$ 15,000,000 (firm commitment)
On or before the second anniversary of the Effective Date	$ 30,700,000
On or before the second anniversary of the Effective Date	$ 54,300,000
On or before the fourth anniversary of the Effective Date	$ 70,000,000

and (b) providing Clifton advances as follows, provided that such unsecured advances shall be more fully described and evidenced in separate loan agreements (the “Loan Agreements”) :

(i)

for a period of 24 months the principal amount of $8.5 million (the “$8.5 Million Loan”) at a rate of interest per annum of 5% calculated on the full principal amount and compounded monthly from and including the day the funds are advanced to and including the date of payment;  the maturity date on the $8.5 Million Loan will be the 24 month anniversary of the advance of funds with the option exercisable by Clifton to repay, without penalty, the full amount of principal and interest owing thereunder at any time prior to the maturity date; and

(ii)

for a period of 36 months up to an aggregate principal amount of $22.5 million (the “$22.5 Million Loan”) at the rate of interest per annum of 5% calculated on the outstanding principal amount compounded monthly from and including the dates that funds are advanced to and including the date of payment;  the principal amount and interest owing pursuant to the $22.5 Million Loan shall be due and payable on the earlier of (1) the date of Commencement of Commercial Production and (2) the 24 month anniversary of the advance of funds; with the option exercisable by Clifton to repay, without penalty, the full amount of principal and interest owing thereunder at any time prior to maturity;

provided that Clifton will apply the proceeds of the $8.5 Million Loan and the $22.5 Million Loan (collectively the “Loans”) exclusively for the payments required under the Underlying Option Agreements, with no permitted drawdown under the Loans until such payments are due and required and provided further that if Clifton (a) does not drawdown on either Loan and obtains alternate equity or debt financing to meet Clifton’s obligations for payments required under the Underlying Option Agreements (as revised pursuant to the press release issued by Clifton on October 26, 2009) and (b) Clifton makes the required payments under the Underlying Option Agreements; Osisko shall have no further obligation to advance funds under the Loans but will contribute an additional amount equivalent to the undisbursed Loan to the Venture, of which one half thereof will be advanced on behalf of Clifton’s pro rata share of Expenditures under the Venture to be repaid entirely from the first equivalent amount of Net Proceeds or precious metal Products attributable to Clifton’s share of production.  In such case, deemed expenditures of the Parties as per Section 5.1(b) shall be adjusted accordingly.

3.3

Payment in lieu

Notwithstanding the schedule of Expenditures referred to in section 3.2 above, Osisko may, at its sole discretion, accelerate and apply Expenditures to future years’ Expenditures, and, accordingly, the Initial Option may be exercised sooner (any excess Expenditures for any year shall be credited to the Expenditures required for the succeeding year).  If Osisko fails to incur sufficient Expenditures in accordance with the schedule of Expenditures, Osisko will nevertheless be deemed to have satisfied its cumulative minimum Expenditures if, within 30 days of the deadline to incur any such Expenditures, Osisko pays Clifton an amount which is equal to the difference between Osisko’s actual Expenditures and the cumulative minimum Expenditures required as per the schedule of Expenditures.

3.4

Delivery of Documents

Concurrent with the execution of this Agreement, Clifton shall deliver, or cause to be delivered, to Osisko all technical data, information, reports, maps, plans, samples, cores, drill logs, surveys and other information relating to the Project or work performed thereon in Clifton’s possession or control.

3.5

Early Termination of the Option

Subject to Section 3.7, at any time during the Option Period, Osisko shall have the right to terminate the Option without any further expenditure obligation and without the right to retain any right, title, or interest in and to the Project, Assets, Clifton’s Interest or the Venture, by giving Clifton a written notice to that effect, at least 30 days prior to the effective date of such termination, and this Agreement shall terminate upon such effective date.  Osisko shall forfeit all amounts paid prior to the termination.  Subject to Section 3.7, the termination of the Option shall relieve Osisko from any other obligation to (i) incur further Expenditures but shall not relieve Osisko from (a) any of its liabilities arising or occurring prior to such termination, if any, nor (b) from its obligation to contribute the firm commitment of $15 million provided for under Section 3.2, nor from its obligation to make the Loans available to Clifton, provided however that if Clifton elects not to drawdown on either Loan and obtains alternate equity or debt financing to meet all or part of Clifton’s obligations for payments required under the Underlying Option Agreements, as provided for under Section 3.2, then such Loan so declined by Clifton shall no longer be available to Clifton.

3.6

Osisko’s Failure to Exercise the Option

Osisko’s failure to (i) incur or pay any required amount of Expenditures within the respective time periods, as set forth in Section 3.2, shall constitute an automatic withdrawal from this Agreement and shall result in the termination of the Option hereunder and of this Agreement.  Upon such event, Osisko shall have no further right, title or interest in the Project, Assets, Clifton’s Interest or the Venture, and Osisko shall forfeit all amounts paid prior to such withdrawal.  Subject to Section 3.7, Osisko’s withdrawal shall relieve Osisko from any other obligation to (i) incur further Expenditures but shall not relieve Osisko from (a) any of its liabilities arising or occurring prior to such termination, if any, nor (b) from its obligation to contribute the firm commitment of $15 million provided for under Section 3.2, nor from its obligation to make the Loans available to Clifton, provided however that if Clifton elects not to drawdown on either Loan and obtains alternate equity or debt financing to meet all or part of Clifton’s obligations for payments required under the Underlying Option Agreements, as provided for under Section 3.2, then such Loan so declined by Clifton shall no longer be available to Clifton.

3.7

Termination of the Option

If Osisko elects to terminate this Agreement under Section 3.5 or fails to exercise the Option as provided for in Section 3.6, then Osisko’s obligation to Clifton shall be to (i) directly pay for any and all amounts necessary for keeping the Project in good standing in the Mining Registry (Québec) and in full force and effect for a period of one (1) year after the effective date of termination, and (ii) take all necessary measure to see that the Project shall be free and clear from environmental or other liabilities arising from Operation conducted by Osisko during the Option Period, including without limitation, perform such reclamation, rehabilitation, restoration or abandonment work in respect of such termination as may be required to be performed by Osisko under applicable Laws in respect of Operations conducted by Osisko on the Project hereunder or provide such payment or make such other provision therefor as Osisko in its sole discretion considers appropriate.  In this event, Osisko shall also have the obligation to return to Clifton all of the documents delivered pursuant to Section 3.4, as well as all technical data, etc. relating to the work performed on the Project by Osisko during the Option Period.

The parties agree further that if Osisko elects to terminate this Agreement under Section 3.5 or fails to exercise the Option as provided for in Section 3.6, then at the sole option of Clifton, Clifton may elect to convert the entire amount of principal and interest owing under the Loan Agreements into common shares of Clifton at a conversion price per share equal to $3.12, provided such conversion shall be subject to prior approval of applicable regulatory agencies and stock exchanges.

3.8

Exercise of the Option

The Option shall be exercised only upon receipt by Clifton, on or before the fourth anniversary of the Effective Date, of a notice from Osisko (the “Initial Option Notice”) confirming its exercise of the Initial Option, together with appropriate and sufficient detail and supporting documentation evidencing that Osisko has (i) incurred the required amount of Expenditures and (ii) fulfilled its obligations under the Loan Agreements, as provided for in Section 3.2. If Clifton questions the accuracy of unaudited Expenditures incurred by Osisko, then the matter shall be referred to an independent firm of auditors acceptable to the Parties for final determination and the relevant provisions of Section 9.2(c) shall apply mutatis mutandis.  For greater certainty, if Clifton fails to raise any question regarding the accuracy of such unaudited Expenditures within 60 days of the receipt of the Initial Option Notice, then the determination of said unaudited Expenditures shall be deemed binding on Clifton and absent of manifest error. During the Option Period, all Expenditures shall be for the benefit of and be accounted for by Osisko.

3.9

Cooperation During the Option Period

During the Option Period, Osisko agrees to keep all mining rights attached to the Project in good standing at the Mining Registry (Québec) and in full force and effect, and the costs relating thereto shall be treated, as applicable, as Expenditures to be contributed by Osisko hereunder, and Clifton will cooperate with Osisko, as Manager, to keep the Project and Assets free and clear of all Lien.

3.10

Transfer of Title

Upon exercise by Osisko of the Option, Clifton shall execute and deliver or cause to be executed or delivered such further documents and instruments and give such further assurances as Osisko may reasonably require to evidence and give effect to Osisko’s acquisition of a 50 % Participating Interest, as applicable.

In respect of the foregoing, the Parties hereby acknowledge that Clifton’s Interest is comprised of shares of companies holding mineral rights as well as mineral rights and the Parties further acknowledge that a transfer of a 50% Participating Interest in shares and mineral rights may not be the most efficient way of accomplishing the objectives of the Parties in entering into the Venture. Accordingly, each Party hereby agrees that it will co-operate and work with the other Party to restructure Clifton’s Interest (as, for example for Clifton to liquidate the relevant companies and to hold all mineral rights comprising the Project directly prior to the transfer of a 50% Participating Interest), based on all applicable corporate and tax laws, and in light of all required consents, approvals and authorizations which may be required, such that the eventual composition of Clifton’s Interest will reflect a composition indicated to be the most beneficial overall to both Parties and their respective counsel and advisers, acting reasonably and such composition should not adversely affect both Parties’ position from a tax perspective.

4.

PURPOSES AND TERM OF THE VENTURE

4.1

Purposes

The Venture is created for the following purposes and shall serve as the exclusive means by which the Parties, or either of them, accomplish such purposes:

(a)

to conduct Exploration within the Project and, if applicable, the Area of Interest;

(b)

to acquire additional real property and other interests within the Area of Interest;

(c)

to evaluate the possible Development and Mining of the Project, and, if justified, to engage in Development, Construction and Mining;

(d)

to engage in Operations on the Project;

(e)

to engage in marketing Products, to the extent provided by Article 13;

(f)

to comply with all Environmental Law obligations affecting the Project; and

(g)

to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

4.2

Term

The Venture shall be formed upon execution of this Agreement and, provided that the Option is exercised by Osisko, the initial term of the Venture shall be 20 years from the date of its formation, and shall be automatically renewed for subsequent 20-year terms for so long thereafter as each Party retains a Participating Interest in the Venture and Operations are conducted on the Project.  The Parties hereby agree to execute such documents as are necessary or required to confirm and further evidence the date of the formation of the Venture.

5.

CONTRIBUTIONS BY PARTIES

5.1

Initial Contributions

On the date of formation of the Venture, Clifton will contribute: (i) Clifton’s Interest (including all of its right, title and interest in and to the Underlying Option Agreements); and (ii) the goodwill it has created working with various parties with strategic land holdings in the Area of Interest.  Osisko will contribute : (i) its reputation in gold exploration, resource financings and its highly experienced development team, (ii) the Expenditures and Loan Agreements described in Section 3.2, and (iii) its services as Manager of the Project.  For greater certainty:

(a)

the initial Participating Interest of the Parties shall be deemed to be as follows:

	Osisko	Clifton
Participating Interests	50%	50%

notwithstanding the foregoing, during the Option Period, Clifton shall not have any funding obligation to the Venture as all such Expenditures shall be for the account of Osisko; and

(b)

upon exercise of the Option and subject to Section 3.2, the initial and deemed initial Expenditures of the Parties shall be as follows:

	Osisko	Clifton
Deemed Expenditures	$70 million	$70 million

5.2

Subsequent Contributions

Following the exercise of the Option by Osisko, all funding and other contributions for Programs and Budgets conducted by the Venture shall be provided by the Parties in proportion to their then current Participating Interests determined in accordance with Section 6.2.

6.

PARTICIPATING INTERESTS OF THE PARTIES

6.1

Changes in Participating Interests

A Party’s Participating Interest shall be adjusted as provided in Section 6.2, in the following circumstances:

(a)

pursuant to Section 6.3, upon an election made by a Party, to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest at the time of such election; or

(b)

pursuant to Section 6.4, upon a default, by a Party, in making its agreed-upon contribution to an adopted Program and Budget; or

(c)

pursuant to Section 6.5, upon the withdrawal or deemed withdrawal of a Party.

6.2

Determination and Adjustment of a Party’s Participating Interest

The Participating Interest of each Party, at any time after the formation of the Venture, shall be determined and adjusted in accordance with the following formula:

A Party’s Participating Interest =

Where:

A   =

deemed initial Expenditures of such Party determined in accordance with Section 5.1; and

B   =

such Party’s subsequent contributions to the Venture; and

C   =

deemed initial Expenditures of both Parties determined in accordance with Section 5.1; and

D  =

both Parties’ subsequent contributions to the Venture.

6.3

Voluntary Reduction

A Party may elect, as provided in Section 10.4, to limit its contributions to an adopted Program and Budget as follows:

(a)

to some lesser amount than its proportionate share based on its Participating Interest; or

(b)

to no contribution at all.

If any of the foregoing applies, the Participating Interest of that Party shall be recalculated at the time of completion of the relevant Program and Budget in accordance with Section 6.2.

6.4

Default in Making Contributions

If a Party fails to make an agreed contribution or to fund a Cash Call required by an approved Program and Budget, then such Party shall be in default hereunder.  If such default is not cured within 30 days after notice to the defaulting Party of such default, then each Party’s Participating Interest shall thereafter be adjusted according to Section 6.2.

6.5

Elimination of Minority Interest

Upon the reduction of its Participating Interest to 10% or less, a Party shall automatically withdraw from the Venture and from this Agreement and shall assign, convey and transfer its entire Participating Interest to the remaining Party upon the automatic withdrawal.  Upon such automatic withdrawal, the withdrawing Party (the “Royalty Holder”) shall be entitled to receive a two percent (2%) Net Smelter Return royalty interest from the Project (the “Royalty”) to be calculated and paid as set out in Exhibit “D” and shall no longer have any rights as a Party to the Project, the Assets and the Venture under this Agreement.  Half of the Royalty may be purchase at any time by the other Party for $1,000,000.

6.6

Continuing Liabilities Upon Adjustments of Participating Interests

Any reduction or elimination of a Party’s Participating Interest under this Article 6 shall not relieve such Party of its share of any liability arising out of Operations conducted by the Venture prior to such reduction or elimination, whether it accrues before or after such reduction or elimination.  For purposes of this Section 6.6, such Party’s share of such liability shall be equal to its Participating Interest at the time such liability was incurred.  The increased Participating Interest accruing to a Party as a result of the reduction or elimination of the other Party’s Participating Interest shall be free of Lien or royalties arising by, through or under such other Party, other than those existing at the time the Venture was formed and those to which both Parties have agreed to.  An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Party’s Participating Interest shall be shown in the books of the Manager.  However, either Party, at any time upon request from the other Party, shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording with the Mining Registry (Québec) or such other governmental authority charged with the application of the Act or other applicable Law in respect of transfer and recording of mining rights.

7.

TECHNICAL ADVISORY COMMITTEE

7.1

Organization and Composition

During the Option Period, the Parties shall establish a Technical Advisory Committee (the “Technical Committee”) to oversee and advise the Management Committee on all technical issues relating to the Project.  The Technical Committee shall consist of two (2) members appointed by Clifton; two (2) members appointed by Osisko and one (1) member appointed by the current owner of the Project, as per the Underlying Option Agreements.  Clifton shall be entitled to appoint one of its members as Chairman of the Technical Committee.

7.2

Meetings and proceedings at meetings

The Management Committee shall have sole discretion to decide on the procedure and necessity of holding Technical Committee meeting.  Such meeting shall be called in a manner and held at the discretion of the Management Committee.

7.3

Recommendations

The technical Committee shall review and appraise all technical issue submitted to it by the Management Committee and, after due consideration, the Technical Committee shall make relevant recommendations to the Management Committee.

7.4

Remuneration

Members of the Technical Committee are not entitled to remuneration as such.

8.

MANAGEMENT COMMITTEE

8.1

Organization and Composition

The Parties hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) members appointed by Clifton and two (2) members appointed by Osisko. Each Party may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member.  Appointments shall be made or changed by notice to the other Party. During the Option Period, the Manager shall be entitled to appoint its members as Chairman and secretary of the Management Committee.  Following the exercise of the Option by Osisko, the chairmanship of the Management Committee shall be based on an annual rotation where each Party can successively appoint one of its members as Chairman of the Committee for a one-year mandate.

8.2

Meetings

The Management Committee shall hold regular meetings, at least quarterly.  Meetings shall be held in Duparquet, Montreal or at any other mutually agreed place.  The Manager shall give ten (10) days notice to the Parties of such regular meetings.  In addition, a Party may call a special meeting upon 30 days notice to the Manager and the other Party.  In case of emergency, reasonable notice of a special meeting shall suffice.  Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Party calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Parties called at the meeting.  The first meeting of the Management Committee shall be held within 30 days of the date of the execution of this Agreement.

8.3

Quorum

There shall be a quorum if at least one member representing each Party is present.  Otherwise, the meeting shall be adjourned and shall be reconvened, at the earliest within five (5) days and at the latest within 30 days of such adjournment.  The members then present at such reconvened meeting shall constitute a quorum.

8.4

Decisions

Votes on any decision to be taken at a meeting of the Management Committee shall be cast by a show of hands or verbally, without any additional formality.  Voting rights of a Party shall be exercised through its appointed members acting jointly and shall be in proportion to its then current Participating Interest.  Decisions of the Management Committee shall be taken by resolution, and a resolution shall be adopted if a majority of the votes is cast in favour of its adoption.  During the Option Period, the Chairman shall have an additional deciding or casting vote.  Notwithstanding the foregoing, a production decision shall be based on a positive Feasibility Study submitted to the Management Committee.  Should only one Party elect to proceed, the Management Committee shall attempt to develop an alternative plan in which all Parties would be prepared to participate.

8.5

Minutes

The secretary shall prepare or cause to be prepared minutes of all meetings and shall distribute copies of such minutes to all members within 30 days after each meeting.  The minutes, when signed by all the members present and constituting a quorum, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Parties.

8.6

Action Without Meeting

In lieu of meetings, decisions may be taken by way of written resolution signed by all members.  Also, the Management Committee may conduct its business by holding telephone conferences, so long as all decisions are immediately confirmed in writing by all members.  Decisions made in accordance with this Section after the formation of the Venture shall be binding upon the Manager and the Parties.

8.7

Costs of Attendance

If personnel engaged in work on the Project are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be deemed to be an Expenditure chargeable to the Joint Account.  All other costs shall be paid for by the Parties individually.

8.8

Remuneration

Members of the Management Committee are not entitled to remuneration as such.

8.9

Matters Requiring Approval

Except as otherwise delegated to the Manager pursuant to Section 9.2, the Management Committee shall have the exclusive authority to determine all management matters related to this Agreement.  For greater certainty, the Management Committee shall approve any and all proposed acquisition within the Area of Interest.

9.

MANAGER

9.1

Appointment

The Parties hereby appoint Osisko as Manager with overall management responsibility for all aspects of Operations conducted on the Project during the Option Period and, thereafter, on the Project, subject to the provisions of Section 9.5.

9.2

Management of Operations during Option Period

During the Option Period, Osisko, as Manager, shall:

(a)

keep the Project free and clear of all Liens arising from its Operations hereunder and proceed with all reasonable diligence to contest or discharge any Lien, make all payments and take such other steps as may be required to maintain the Project in good standing at the Mining Registry (Québec) and under all applicable Laws;

(b)

prepare and submit Programs and Budgets to the Management Committee for approval pursuant to Section  9.3(c) hereof;

(c)

provide Clifton with monthly statements of Expenditures and summary reports of activities conducted, as well as copies, in a timely manner, of drill results, metallurgical studies and any other study or report.  Within 90 days following each anniversary of the Effective Date, the Manager shall provide Clifton with a cumulative annual report featuring (i) a detailed report of Operations conducted on the Project; and (ii) a detailed statement of Expenditures incurred on the Project.  If Clifton questions the accuracy of the detailed statement of Expenditures contained in the cumulative annual report, the matter shall be referred to the auditors of Osisko for final determination.  If such auditors determine that the Expenditures incurred and paid by Osisko within the time specified in the cumulative annual report are less than those declared in said report, Osisko shall pay the entire costs of the auditors’ determination (which costs shall not be included in Expenditures) but Osisko shall not lose any of its rights hereunder and the Option will not terminate provided Osisko pays to Clifton in cash within 15 days of receipt of the auditors’ determination, 100% of the deficiency in such Expenditures.  If Osisko makes such payment, it shall be deemed to have incurred and paid Expenditures equal to such payment on or before the applicable due date.  If the aforementioned auditors determine that the Expenditures incurred and paid by Osisko are equal or superior to those declared in said report and are therefore in compliance with Section 3.2, Clifton shall pay the entire costs of the auditors’ determination (which costs shall not be included in Expenditures).  If Clifton fails to raise any question regarding the accuracy of such detailed statement of Expenditures contained in the cumulative annual report within 60 days of its receipt, then said detailed statement of Expenditures contained in the cumulative annual report shall be deemed binding on Clifton and absent of manifest error;

(d)

conduct Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, in accordance with the terms and provisions of the mining rights and permits attaching to the Project, and in compliance with all applicable Laws;

(e)

allow Clifton to obtain, at all reasonable times within normal business hours, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, technical, accounting and financial records, and other information acquired in the course of Operations;

(f)

at all reasonable times within normal business hours, allow Clifton, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets, Project and Operations so long as Clifton does not interfere with Operations; and

(g)

otherwise discharge the powers and duties of the Manager, as provided in Section 9.3.

9.3

Powers and Duties of Manager

Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties:

(a)

the Manager shall manage, direct and control Operations in accordance with sound exploration, mining and other applicable industry standards and practices;

(b)

the Manager shall (i) implement the decisions taken by the Management Committee pursuant to Section 8.4, (ii) make all Expenditures necessary to carry out adopted Programs and Budgets, and (iii) promptly notify the Management Committee if it lacks sufficient funds to carry out its responsibilities hereunder;

(c)

the Manager shall prepare and submit a Program and Budget to the Management Committee for approval by at least December 1st of each year (save for the first Program and Budget of the Venture which shall be prepare and submit to the Management Committee for approval by January 15th, 2010) and each Program shall contain:

(i)

a reasonably detailed outline of all activities the Manager contemplates carrying out on the Project and the location and time frame thereof for a one-year period;

(ii)

a reasonably itemized Budget, broken down by month, of the projected expenditures under the Program,

(iii)

charge out rates for shared corporate services; and

(iv)

the estimated amount and date of each payment that the non managing-Party would have to make to the Manager;

(d)

the Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms commercially available, reasonably taking into account all circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep all Assets and Project free and clear of all Liens, except for (A) those existing at the time of, or created concurrently with, the acquisition of such Assets and Project, (B) legal hypothecs incidental to Construction which shall be released or discharged in a diligent manner, and (C)  Liens specifically approved by the Management Committee;

(e)

the Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager;

(f)

the Manager shall: (i) make or arrange for all payments and work required by leases, licenses, permits, contracts and other agreements related to the Project or Assets; (ii) pay all taxes, assessments and like charges on Operations, the Project and Assets, except taxes determined or measured by a Party’s sales revenue or net income.  The Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets and the Project to be lost as the result of the nonpayment of any taxes, assessments or like charges; (iii) and the Manager shall not allow mineral rights relating to the Project to lapse without the approval of the Management Committee; and (iv) shall do all other acts reasonably necessary to maintain the Project and Assets;

(g)

the Manager shall: (i) apply for all material permits, licenses and approvals required for Operations under applicable Laws; (ii) comply, in all material respects, with Laws in conducting Operations; and (iii) notify the Management Committee of any allegations of substantial violation thereof within a reasonable delay of becoming aware of such allegations.  The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply, and if the Manager has timely cured, commenced to cure (and diligently pursues) or disposed of such violation through performance, or payment of fines and penalties;

(h)

the Manager shall prosecute and defend all litigation or administrative proceedings arising out of Operations; provided that the non-managing Party shall have the right to participate, at its own expense, in such litigation or administrative proceedings;

(i)

the Manager may dispose of Assets or part of the Project, whether by abandonment, surrender or transfer in the ordinary course of business, except that the Project may be abandoned or surrendered only as provided in Section 15.1.  However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets or part of the Project in any one transaction having a value in excess of $50,000, (ii) initiate a liquidation of the Venture, (iii) dispose of all or a substantial part of the Assets or Project necessary to achieve the purposes of the Venture or, (iv) settle any suit, claim or demand with respect to the joint venture involving an amount in excess of $50,000;

(j)

the Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates and independent contractors;

(k)

the Manager shall perform or cause to be performed during the term of this Agreement all work and pay all fees required by law, in order to maintain the mining rights attaching to the Project in good standing with the Mining Registry (Québec).  The Parties shall cooperate with and provide assistance to the Manager in maintaining such mining rights in good standing;

(l)

the Manager shall keep adequate data, information and records of the management and maintain all required accounting and financial records in accordance with GAAP and applicable Laws;

(m)

the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

(i)

a monthly summary report which include statements of Expenditures, as applicable;

(ii)

quarterly reports on related party transactions;

(iii)

periodic summaries of data acquired, expressly including, as soon as reasonably available, any technical results which any Party may be required to report under any applicable securities laws or the rules, by-laws or policies of any stock exchange having authority over a Party;

(iv)

copies of reports concerning Operations;

(v)

a detailed final report within 90 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted Expenditures and comparisons between the objectives and results of Programs; and

(vi)

such other reports as the Management Committee may reasonably request;

(n)

subject to Section 9.7, the Manager shall provide all personnel required to conduct Operations contemplated during the Option Period and thereafter, as applicable, and such personnel shall be employees of the Manager and not of the Venture.  The Manager shall also comply with the requirements of all applicable unemployment insurance and worker’s compensation legislation;

(o)

the Manager shall maintain and keep the Assets in good operating condition and repair in accordance with sound mining and other applicable industry standards and practices;

(p)

the Manager shall obtain and maintain, for the benefit of the Parties, such types and levels of property and liability insurance coverage with respect to the Venture as the Management Committee shall consider necessary from time to time.

(q)

the Manager shall promptly advise both Parties of any accident or occurrence resulting in any damage to or destruction of any property or harm or injury to any Person;

(r)

the Manager shall require its contractors and subcontractors to take out and maintain such types and level of property and liability insurance as the Management Committee shall consider necessary or advisable from time to time and to comply with the requirements of all applicable unemployment insurance and worker’s compensation legislation with respect to work or services to be provided by such contractors or subcontractors;

(s)

the Manager shall conduct all activities contemplated herein and use all Assets in compliance with applicable Laws and shall also undertake to obtain all Permits which are required under applicable Laws;

(t)

the Manager shall undertake all other activities reasonably necessary to fulfill the foregoing and to carry out the binding instructions of the Management Committee; and

(u)

at all reasonable times, the Manager shall provide the Management Committee or the representatives of any Party, upon the request of any member of the Management Committee, access to, and the right to inspect and copy, at the expense of the requesting Party, all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations.  In addition, the Manager shall allow any non-managing Party, at the latter’s sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Party does not unreasonably interfere with Operations.

The Manager shall not be in default of any duty under this Section 9.3 if its failure to perform results from the failure of the non-managing Party to perform acts or to contribute amounts required of it by this Agreement.

9.4

Standard of Care

The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other material agreements pertaining to the Project, Assets or Operations.  The Manager shall not be liable to a non-managing Party for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s intentional or gross fault or negligence.

9.5

Resignation and Termination

During the Option Period, the Manager may resign upon 30 days prior notice to the other Party.  Such resignation shall automatically terminate the Option and the Venture and the provisions of Sections 3.5 and 3.7 hereof shall apply mutatis mutandis to such termination; likewise, the termination of the Option by Osisko pursuant to the relevant provisions of Article 3, shall result in the automatic resignation of the Manager. The Manager may resign upon 60 days prior notice to the other Party, in which case the other Party may elect to become the new Manager by notice to the resigning Party within 30 days after the receipt of the notice of resignation.  Furthermore, if any of the following events shall occur, the Manager shall be deemed to have resigned, within 30 days following any of the events described in subsections (a), (b) and (c) and promptly following the events described in subsections (d), (e) and (f), unless the other Party elects to maintain the Manager in such capacity notwithstanding such event:

(a)

the Participating Interest of the Manager becomes less than 50%; or

(b)

the Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 60 days after notice from the non-managing Party demanding performance; or

(c)

the Manager fails to pay or contest in good faith any bills on behalf of the Venture within 90 days after they are due, provided such failure materially adversely affects the use of the Project; or

(d)

a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Manager’s assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

(e)

the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors or makes an arrangement with creditors; or fails generally to pay its or the Venture debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(f)

entry is made against the Manager of an order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect.

9.6

Expenses of the Manager

The Manager shall be compensated for its services as Manager and reimbursed for its costs hereunder by submitting invoices which shall be chargeable to the Joint Account for all reasonable direct and indirect costs and expenses incurred in performing its obligations as Manager on the basis that the Manager shall neither realize a financial gain nor incur a financial loss by reason of being Manager.  Such invoices shall be in reasonable detail and at regular intervals, but not more frequently than monthly.

9.7

Transactions with Affiliates

If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favourable to it than would be the case with unrelated Persons in arm’s-length transactions.

9.8

Parties to Save Manager Harmless

Notwithstanding the termination of this Agreement, the Parties agree to indemnify and save the Manager completely harmless from any action, cause of action, suit, debt, claim, demand, or liabilities and all damages, costs and expenses whatsoever, arising in connection with the performance by the Manager, its employees, servants, agents or Persons for whom it is in law responsible of any and all of its obligations under this Agreement or any part or parts hereof, including but not limited to any damage or injury whatsoever to any employee or other Person or property arising out of Operations and the use, administration or control of the Project or any other Asset governed by this Agreement during the currency of this Agreement or any part thereof, but the indemnity provided under this Section 9.8 shall not extend to any negligence, intentional or gross fault of the Manager or any of its employees, servants, agents or Persons for whom it is responsible, and shall not extend to any action taken by the Manager or any such Person outside the scope of authority set forth in this Agreement or any part thereof.  The Parties also agree to indemnify and save harmless any Person who had resigned or was terminated pursuant to Section 9.5 for matters arising during the period such Person was Manager.

10.

PROGRAMS, BUDGETS, AND MANAGEMENT OF JOINT ACCOUNT

10.1

Operations Pursuant to Programs and Budgets

Except as otherwise provided herein, Operations shall be conducted, Expenditures shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.

10.2

Presentation of Programs and Budgets

Proposed Programs and Budgets shall be prepared by the Manager for a period of one year or any shorter period and submitted with a notice of meeting of the Management Committee.  The submission to the Management Committee of Programs and Budgets shall be solely for advisory purposes during the Option Period and, thereafter, shall be for approval in accordance with this Agreement.  During the period encompassed by any Program and Budget, and at least 30 days prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee.

10.3

Review and Approval of Proposed Programs and Budgets

The Management Committee shall meet within 30 days after the submission of a proposed Program and Budget to review and propose modifications, if any, to the proposed Program and Budget.  The Management Committee shall vote on the approval of any final Program and Budget.

10.4

Election to Participate

Subsequent to the exercise of the Option, by notice to the Manager within 30 days after the final vote adopting a Program and Budget, a Party may elect, pursuant to Section 6.3, to contribute to such Program and Budget in some lesser amount than its proportionate share based on its Participating Interest, or not to contribute at all, in which cases its Participating Interest shall be recalculated as provided in Section 6.2.  If a Party fails to notify the Manager, such Party shall be deemed to have elected to contribute to such Program and Budget in proportion to its Participating Interests as of the beginning of the period covered by the Program and Budget.

10.5

Budget Overruns; Program Changes

The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget.  Subsequent to the Option Period, if the Manager exceeds an adopted Budget by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section  or unless otherwise authorized by the Management Committee, shall be for the sole account of the Manager, and such excess shall not be included in the calculations of the Participating Interests.  Budget overruns of ten percent (10%) or less shall be borne by the Parties, in proportion to their Participating Interests at the time the overrun occurs.

10.6

Emergency or Unexpected Expenditures

In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, the Project and Assets, or to comply with Laws.  The Manager may incur reasonable Expenditures for emergency events which are beyond its reasonable control and which do not result from a breach by it of its standard of care (the “Emergency Events”).  The Manager shall promptly notify the Parties of any Emergency Event and expenditures incurred in relation thereto shall constitute Expenditures under this Agreement and subsequent to the Option Period, shall be funded by the Parties in accordance with the terms of this Agreement.  For greater certainty, it is expressly understood by the Parties that upon the occurrence of an Emergency Event during the Option Period, expenditures incurred in relation thereto shall constitute Expenditures under Section 3.2 of this Agreement and shall therefore be funded by Osisko only.

10.7

Monthly Statements

The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

10.8

Charges to Joint Account

Except during the Option Period, the Manager shall charge the Joint Account with all Expenditures incurred in conducting the Operations provided for under this Agreement.

10.9

Cash Calls

During the Option Period, all requests for funds (“Cash Calls”) shall be made by the Manager to Osisko and Osisko shall have the sole responsibility to fund such Cash Call.  At any time after the Option Period, the Manager shall issue Cash Calls to each Party to meet cash requirements for Operations.  Each Cash Call, required by an approved Program and Budget, shall include a billing for estimated cash requirements for one (1) month.  The following Cash Calls shall be issued prior to the 20th day of each month and shall include estimated cash requirements for the following month.  On the first day of the month with respect to which a Cash Call is made, each Party shall advance to the Manager its proportionate share of the estimated amount in accordance with its then current Participating Interest.  Time is of the essence of payment of such Cash Calls.  The Manager shall at all times maintain such cash in an interest-bearing accounts with a bank selected by the Manager for the benefit of the Joint Account.  A Party that fails to meet Cash Calls in the amount and at the times specified in this Section 10.9 shall be in default, and the non-defaulting Party shall have those rights and remedies which are stipulated in Sections 6.4 and 6.5.

11.

FINANCING OF OPERATIONS

11.1

During the Option Period

All funding for Operations conducted on the Project during the Option Period, including the obligation to maintain the Project pursuant to Sections 3.9 and 9.2, shall be provided by Osisko.  For greater certainty, it is however expressly understood by the Parties, and Clifton hereby acknowledges, agrees and covenants that Osisko shall not be responsible or liable, under any circumstances, for any repayment of any governmental grant received by Clifton (or its predecessors in interest to the Project) in connection with the performance of any activities on or in respect of the Project prior to the Effective Date.  Correspondingly, Osisko shall be solely responsible and liable for any repayment of any governmental grant received by Osisko and used to fund Expenditures during the Option Period.

11.2

After the Option Period

All funding for Operations conducted on the Project after the Option Period, including the payment to third parties of any royalty on production from the Project, and including all remaining payments under the Underlying Option Agreements, shall be provided by the Parties in proportion to their then current Participating Interests, pursuant to Section 6.2 hereof.

12.

DISTRIBUTIONS

12.1

In-Kind Distribution

During Commercial Production, Products in the form of precious metals will be distributed in-kind to the Parties in the manner provided for in Section 13.1, and in proportion to the Parties’ respective Participating Interests at such time said Products were produced by the Venture.

12.2

Distribution of Net Proceeds

Distributions to Parties of Products (other than precious metals), shall be in the form of Net Proceeds.  All (100%) of Net Proceeds shall be distributed in proportion to the Parties’ Participating Interests at such time said Net Proceeds is received by the Venture.  Distributions of Net Proceeds shall be made to the Parties on a monthly basis and within thirty (60) days following the end of each month in which Net Proceeds is realized.

12.3

Exception

Notwithstanding the foregoing provisions of Article 12, any distribution to be made pursuant to Exhibit “D” of this Agreement shall be effected prior to any other distribution provided for in this Article 12.

13.

MARKETING OF PRODUCTION

13.1

Precious Metals

With respect to precious metals produced from the Project, each Party shall be entitled to take its proportionate share of the production in-kind, such share being based on each Party’s Participating Interest at the time such precious metals are produced.  Each Party shall take delivery of its share at the refinery where the final product is produced.  Thereafter, each Party shall be free to market its respective share of such precious metals at its sole discretion.

13.2

Marketing Manager

With respect to distributions of Products other than in-kind distributions, the Parties hereby agree to appoint Osisko as manager (the “Marketing Manager”) with respect to the performance of any and all activities related to the marketing and sale of all metals generated from Operations conducted on the Project.

13.3

Rights and Duties of the Marketing Manager

The Marketing Manager shall have, without limitation, the following rights and duties:

(a)

enter into, manage and administer smelting, refining and sales contracts;

(b)

ascertain that the smelting, refining, marketing, sale, and transportation of Products comply with applicable Laws;

(c)

perform or cause to be performed, for the account of the Parties, all of their obligations pursuant to smelting, refining, and, sales contracts and similar agreements relating to the sale and marketing of Products;

(d)

keep good relations with customers, by providing them with information and notifications related to Products produced from the Project and, upon request, by delivering certificates of origin;

(e)

keep and maintain, in accordance with GAAP, books of accounts and such other records pertaining to the smelting, refining and other marketing activities.  The Parties or their duly authorized representatives shall be given reasonable access, at their own expense and during normal business hours, to all such books of accounts and records;

(f)

keep and maintain sufficient insurance coverage with respect to activities carried out pursuant to this Section 13.3;

(g)

sell each Party’s proportionate share of Products at identical prices and on identical terms;

(h)

credit the Joint Account with net revenues generated by marketing and sale activities, each Party being entitled to receive part of those net revenues in proportion to its Participating Interest at such time said net revenues were generated;

(i)

rent, purchase, or acquire such machinery, equipment, material, supplies and other facilities and retain services of experts and consultants as the Marketing Manager may deem advisable or necessary to perform its duties;

(j)

engage Affiliates to carry out any or all of obligations hereunder provided that the Marketing Manager shall do so on terms no less favourable to it than would be the case with unrelated persons in arm’s-length transactions; and

(k)

be reimbursed by the Parties for any and all costs incurred in connection with marketing activities contemplated herein, in proportion to the Parties’ Participating Interests at such time said costs were incurred by the Marketing Manager.

13.4

Power of Marketing Manager

In performing its duties, the Marketing Manager shall have full authority over the day-to-day affairs relating to marketing activities subject to the control of the Management Committee.

14.

AREA OF INTEREST

14.1

Determination of the Area of Interest

The Parties agrees that in order to consolidate the land position surrounding the Project for the benefit of the Venture, they shall collaborate to acquire any and all properties located within a 15 kilometers radius of the Project (the “Area of Interest”).  Any such acquisition shall be made by the Venture (or by any Party and then transferred to the Venture) provided that, in the latter case, the other Party shall reimburse to the acquiring Party its proportionate share (based on its Participating Interest) of such acquiring cost.

14.2

Addition to the Project

The Management Committee shall have sole discretion in determining whether any property acquired by a Party in the Area of Interest shall be contributed to the Venture to become part of the “Project”.  If the Management Committee so decides, then any activities carried on or in respect of such acquired property shall be governed by the terms hereof.

15.

ABANDONMENT AND SURRENDER OF PROPERTY AND OTHER ASSETS

15.1

Surrender or Abandonment of the Project

Either Party may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Project or the Assets. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of a Party, the Party that desires to surrender or abandon shall assign to the objecting Party, by an appropriate transfer document and without cost to the objecting Party, all of the abandoning Party’s interest in the portion or portions of the Project or Assets sought to be abandoned or surrendered, free and clear of all Lien and rights of third parties created by, through or under the abandoning Party other than those provided for herein or to which both Parties have agreed.  Upon the assignment, such abandoned interest in the Project and Assets shall cease to be part of the Project and Assets and governed hereunder.  The Party that desires to abandon or surrender shall remain liable for its share of any liability with respect to such abandoned interest, whether accruing before or after such abandonment, arising out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.  For the purposes of this Section 15.1, the abandoning Party’s share of liabilities shall be equal to its Participating Interest at the time liability was incurred. The Party that desires to abandon or surrender shall directly pay or promptly reimburse the other Party for any and all amounts necessary for keeping such abandoned property in good standing and in full force and effect for a period of one (1) year after the effective date of such abandonment.

15.2

Reacquisition of the Abandoned Project

If all or part of the Project is abandoned or surrendered under the provisions of Section 15.1, then neither Party nor any Affiliate thereof shall acquire any interest in such abandoned interest or a right to acquire same for a period of five (5) years following the date of such abandonment or surrender. If a Party reacquires said abandoned interest in the Project in violation of this Section 15.2, the other Party may elect by notice to the reacquiring Party within 45 days after it has actual notice of such reacquisition, to have such reacquired interest made subject to the terms of this Agreement.  In the event such an election is made, the reacquired interest shall thereafter be treated as an integral part of the Project, and the costs of reacquisition shall be borne solely by the reacquiring Party and shall not be included for purposes of calculating the Parties’ respective Participating Interests.

16.

TRANSFER OF INTEREST

16.1

General Limitation

Each Party agrees not to transfer the whole or any part of its Participating Interest, except in the manner and to the extent permitted by the provisions of this Article 16.

16.2

Specific Limitations on Transferability

Any transfer of a Participating Interest shall be subject to the following terms and conditions:

(a)

no Party shall transfer less than all of its Participating Interest to a third party that is not an Affiliate thereof; for the purposes of this Article 16;

(b)

no transferee of a Participating Interest shall have the rights of a Party unless and until the transferring Party has complied with the provisions of Section 16.3 (subject to the exceptions set forth in Section 16.4) and unless the transferee, as of the effective date of the transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Party;

(c)

no transfer permitted by this Article 16 shall relieve the transferring Party of its share of any liability arising out of Operations conducted prior to such transfer, whether it accrues before or after such transfer;

(d)

the transferring Party and the transferee shall bear all tax consequences of the transfer;

(e)

if the transfer is the grant of a Lien on any interest in this Agreement, the Assets or Project, to secure a loan or other indebtedness of a Party in a bona fide transaction, such security interest shall be subject to the terms of this Agreement and the rights and interests of the other Party hereunder.  Upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall assume the position of the encumbering Party with respect to this Agreement and any other Party, and it shall comply with and be bound by the terms and conditions of this Agreement; and

(f)

the consideration for any transfer shall be a cash amount, payable in United States or Canadian currency only, or a consideration the cash equivalent of which shall be readily ascertainable and expressed in the notice addressed to the non-transferring Party.

16.3

Right of First Refusal

Except as otherwise provided in Section 16.4, if a Party desires to transfer its Participating Interest, the other Party shall have the preemptive right to acquire such Participating Interest as follows:

(a)

a Party intending to transfer its Participating Interest shall obtain a bona fide offer and  promptly notify the other Party of its intention.  The notice shall specifically identify the proposed transferee, shall state the consideration to be accepted for the proposed transfer, shall set all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale.  The other Party shall have 30 days from the date such notice is delivered, to notify the transferring Party whether it elects to acquire the Participating Interest for the same consideration and on the same terms and conditions as set forth in the notice.  If it does so elect, the transfer shall be consummated within 60 days after notice of such election is delivered to the transferring Party.  At the closing of such transfer, the transferring Party shall represent and warrant that the transferred Participating Interest is free of royalties, hypothecs and other Liens, except those set forth in subsection 2.2(f) and those to which both Parties have agreed to;

(b)

if the other Party fails to so elect within the period provided for in subsection 16.3(a), the transferring Party shall have 120 days following the expiration of such period to consummate the transfer to the third party identified in the notice under subsection 16.3(a) at a price and on terms no less favourable to the transferring Party than those offered by the transferring Party to the other Party in the notice; and

(c)

if the transferring Party fails to consummate the transfer to the third party within the period set forth in subsection 16.3(b), the right of first refusal of the other Party in such offered interest shall revive.  Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 16.3.

16.4

Exceptions to Right of First Refusal

Section 16.3 shall not apply to the following:

(a)

the transfer by a Party of all or any part of its interest in this Agreement or any Participating Interest to an Affiliate, provided that the transferring Party remains a solidary debtor with the transferee regarding any obligations arising from this Agreement;

(b)

the corporate merger, consolidation, amalgamation or reorganization of a Party by which the surviving entity shall possess substantially all of the share capital, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Party; and

(c)

the grant by a Party of a security interest in any interest in this Agreement or any Participating Interest by way of a Lien in connection with the obtaining of project financing by a Party.

16.5

Transfer of Royalty

For greater certainty, it is expressly understood by the Parties that the provisions of this Article 16, shall also be applicable to the transfer of the Royalty by a Party, as the case may be.

17.

WITHDRAWAL AND TERMINATION

17.1

Termination by Expiration or Agreement

This Agreement shall terminate as expressly provided in Sections 3.5, 3.6, 6.5 and in this Article 17, unless earlier terminated by written agreement of the Parties, each of which is an event of earlier termination.

17.2

Withdrawal

A Party may elect to withdraw as a Party from this Agreement by giving notice to the other Party of the effective date of withdrawal, which shall be at least 30 days but no more than 90 days after the date of the notice.  Upon such withdrawal, this Agreement shall terminate, and the withdrawing Party shall be deemed to have transferred to the remaining Party, without cost and free and clear of royalties and Lien other than those provided for herein, all of its Participating Interest and all of its right, title, and interest in this Agreement, unless the remaining Party refuses such transfer, in which case the withdrawing Party shall remain a party to this Agreement. Upon any accepted withdrawal under this Section 17.2, the withdrawing Party shall not be relieved from its share of liabilities to third parties (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal, nor shall it be relieved from any liabilities to the other Party with respect to obligations accruing prior to the date of such withdrawal.  For purposes of this Section 17.2, the withdrawing Party’s share of liabilities shall be equal to its Participating Interest at the time the liability was incurred.

17.3

Continuing Obligations and Survival of Terms and Conditions

Upon termination of this Agreement, the Parties shall remain liable for any obligations or liabilities accrued or accruing to them under this Agreement prior to or after the expiration or termination date of Operations performed pursuant to or arising out of this Agreement;  for greater certainty and without restricting the generality of the foregoing, the following provisions shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Party in whose favor they run: Sections 3.5, 3.6, 3.7, 6.5, 6.6,  17.2, 17.3, 17.4, 17.5, 17.6, 17.7, 18.3 and Article 19.

17.4

Disposition of Assets and the Project on Termination

Promptly after termination of Operations on the Project, the Manager shall take all action necessary to wind up the activities of the Venture, if any, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. The Assets and Project shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations or liabilities owed to the Parties. Before distributing any funds, Assets or Project to the Parties, the Manager shall have the right to segregate amounts which, in the Manager’s reasonable judgment, are necessary to discharge continuing obligations or, based on advice from qualified consultants, are necessary to purchase for the account of the Parties, bonds or other securities for the performance of such obligations. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Parties in proportion to their respective Participating Interests determined at the time of termination, including any reduction or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. Notwithstanding the foregoing, it is expressly understood by the Parties that no Party shall receive a distribution of Assets, Project or of any proceeds from the sale thereof if such Party’s Participating Interest, at the time of termination, had been terminated pursuant to this Agreement.

17.5

Non-Compete Covenants

A Party that withdraws pursuant to Sections 3.5 or17.2, or automatically withdraws pursuant to Sections 3.6 or 6.5 shall not directly or indirectly acquire any interest in the Project for five (5) years after the effective date of withdrawal.  If a withdrawing Party, or the Affiliate of a withdrawing Party, breaches this Section 17.5, such Party or Affiliate shall be obligated to offer to convey to the non-withdrawing Party, without cost, any such interest so acquired.  Such offer shall be made in writing and can be accepted by the non-withdrawing Party at any time within 60 days after it is received by such non-withdrawing Party.

17.6

Right to Data After Termination

After termination of this Agreement, each Party shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, subject to the provisions of confidentiality set forth in Article .

17.7

Continuing Authority

On termination of this Agreement, the Manager shall have the power and authority, subject to the control of the Management Committee, if any, to do all things on behalf of the Parties which are reasonably necessary or convenient to:  (a) wind up Operations; and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination, if the transaction or obligation arises out of Operations prior to such termination. The Manager shall have the power and authority, subject to the control of the Management Committee, to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Parties and the Venture, mortgage Assets or the Project, and take any other reasonable action in any matter with respect to which the former Parties continue to have, or appear or are alleged to have, a common interest or a common liability.

18.

RELATIONSHIP OF THE PARTIES

18.1

No Partnership

Nothing contained in this Agreement shall be deemed to constitute either Party, the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Parties shall be joint and not solidary. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein.

18.2

Reciprocal Indemnities

Each Party shall indemnify, defend and hold harmless the other Party, its directors, officers, employees, agents, mandataries and representatives from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Party, or any of its directors, officers, employees, agents, mandataries and representatives done or undertaken, or apparently done or undertaken, on behalf of the other Party, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Parties.

18.3

Tax Returns

Each Party shall prepare and shall file tax returns or other required tax forms on its own behalf.

18.4

Other Business Opportunities

Except as expressly provided in Article 14 and Sections 15.2 and 17.5 hereof, each Party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Venture, without consulting the other.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Party, and, except as otherwise provided in Article 14 and Sections 15.2 and 17.5 hereof, neither Party shall have any obligation to the other with respect to any opportunity to acquire any property outside the Project at any time, or, subject to the terms of this Agreement, within the Project after the termination of this Agreement.

18.5

Waiver of Right to Partition

The Parties hereby waive and release all rights to partition during the initial term of this Agreement and during each subsequent renewal thereof, as applicable.

19.

CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

19.1

General

The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement, including information relating to the Project, the Assets or to the conduct of Operations (collectively, the “Confidential Information”), shall be the exclusive property of the Parties and, except as provided in Section 19.2, shall not be disclosed directly or indirectly, by any Party (the “Disclosing Party”) to any third party or the public without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

19.2

Exceptions

The consent required by Section 19.1 shall not apply to a disclosure:

(a)

to an Affiliate, consultant, contractor or subcontractor, financial institution, director, officer or employee that has a bona fide need to be informed;

(b)

to any third party to whom the Disclosing Party contemplates a transfer of its Participating Interest; or

(c)

to a governmental authority or to the public which the Disclosing Party believes in good faith is required by Laws or the rules, by-laws or policies of any stock exchange.

In any case to which this Section 19.2 is applicable, the Disclosing Party shall give notice to the other Party concurrently with the making of such disclosure.  As to any disclosure pursuant to subsection 19.2(a) or 19.2(b), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under the provisions of this Article 19.

19.3

Use of Confidential Information

Each Party hereby agrees not to use Confidential Information to the detriment of any other Party.

19.4

Disclosure to Employees, Managers or Agents

Each Party shall restrict the disclosure of any and all Confidential Information only to those of its employees, managers or agents as may reasonably need to know and shall advise all such persons of the strict obligations of confidentiality hereunder.  Each Party shall further take all such measures as may be necessary to protect the confidential nature of the Confidential Information and shall require its employees, manager or agents to refrain from using the Confidential Information for their own use.

19.5

Public Announcements

The Parties shall use all reasonable efforts to ensure that public announcements or reports (including press releases) by any Party (the “Reporting Party”) of any information relating to this Agreement, the Project, the Assets, and Operations conducted hereunder (whether given to stock exchanges or otherwise) shall be made on the basis of agreed texts approved in good faith in advance of issuance by the other Party.  The Reporting Party accordingly agrees with the other Party that it shall, in advance of reporting to a stock exchange or to other authorities having jurisdiction, or in other similar circumstances, endeavor to advise the other Party of the text of the proposed report and provide the other Party with the opportunity to make comments upon and changes to the form and content thereof before the same is issued.  Such comments or changes, as the case may be, shall be communicated to the Reporting Party within a reasonable time having due regard to the urgency of the announcement but, in any event, not later than twenty-four (24) hours after its communication to the other Party.

19.6

Duration of Confidentiality

The provisions of this Article  shall apply during the term of this Agreement and for two years following termination thereof, and, for greater certainty, shall continue to apply to any Party who withdraws, who is deemed to have withdrawn, or who transfers its Participating Interest, for two years following the date of such occurrence.

20.

DISPUTE RESOLUTION

20.1

Settlement

If any dispute or conflict, whether contractual or not in nature, arises out of or in connection with the relationship between the Parties, the Operations, the performance of this Agreement or the breach, termination, validity or interpretation thereof (hereinafter referred to collectively as a “Dispute”), any Party may give notice to the other Party to convene a meeting to resolve the Dispute. Prior to such meeting, each Party shall carefully prepare a written submission explaining its position having regard to all technical, scientific, commercial and administrative ramifications of the matter in dispute and advancing any compromise solutions acceptable to it. Each Party shall carefully review the written submission of the other Party and allow the other Party to make, at the meeting, verbal submissions in respect of its position as it shall think appropriate to make. The Parties shall meet within 30 days from the date of the notice convening the meeting and shall use their best efforts to achieve a negotiated settlement to the Dispute.

20.2

Arbitration

Any Dispute which is not resolved pursuant to Section 20.1 or otherwise shall be referred for determination to final and binding arbitration, to the exclusion of all courts and other like forums, under the rules set forth in the Code of Civil Procedure of the Province of Québec (the “Rules”) applicable as of the date hereof.  In particular, but provided that the following provisions do not conflict with the Rules, the arbitration shall be conducted in accordance with the following provisions:

(a)

the Parties may agree in writing upon the appointment of a single arbitrator who will determine the dispute acting alone (the “Sole Arbitrator”).  If within 15 days after the delivery of the complaint, the Applicant and the Respondent do not reach agreement on the appointment of the Sole Arbitrator, then any Party may apply to the Superior Court of the Province of Québec for the appointment of a court appointed Sole Arbitrator.  For greater certainty, it is expressly understood and agreed that any candidate for the appointment as arbitrator, whether by the Parties or by the Superior Court shall be recognized as having experience and an extensive expertise in the mining industry.  In any case, the Sole Arbitrator will constitute the arbitral tribunal;

(b)

the place of arbitration for proceedings between the Parties shall be Montreal, Province of Québec or any other location mutually agreed by the Parties; all arbitration proceedings shall be conducted in the English language; and

(c)

each Party shall participate in any arbitration proceedings at its own expense, and expenses of arbitration shall be borne equally by the Parties or as the tribunal may otherwise decide.  In the case of an award of monetary damages, the tribunal shall be entitled to award interest thereon from the earlier of the date on which proceedings are instituted or the date on which the relevant obligations became due.

20.3

Enforcement

Judgment on the award may be entered in any court of competent jurisdiction.

21

GENERAL PROVISIONS

21.1

Notices

Any notice, payment or other communication hereunder shall be given in writing and delivered by hand, by registered air mail, fax, or by overnight courier at the following addresses:

if the notice is to Clifton, to:

CLIFTON STAR RESOURCES INC.

836 - 470 Granville Street

Vancouver, BC  V6C 1V5

Tel: (604) 839-6927

Fax: (604) 688-4722

Attention: CEO and President

if notice is to Osisko, to:

OSISKO MINING CORPORATION

1100, De La Gauchetière Street West,

Suite 300,  C.P. 211

Montreal, QC  H3B 2S2

Tel: (514) 735-7131

Fax: (514) 933-3290

Attention: President and CEO

with a copy to:

OSISKO MINING CORPORATION

1100, De La Gauchetière Street West,

Suite 300,  C.P. 211

Montreal, QC  H3B 2S2

Tel: (514) 735-7131

Fax: (514) 933-3290

Attention: Corporate Secretary

or to any other addresses that any Party, or a Royalty Holder may at any time designate by written notice to the other Party.

All notices shall be effective and shall be deemed delivered (i) if by hand, or by overnight courier, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of the electronic communication, and (iii) if by mail, on the next business day after actual receipt.

21.2

Waiver

No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

21.3

Amendments

No amendment, modification or waiver of any provision of this Agreement or consent to any departure by any Party from any provision of this Agreement shall in any event be effective unless it is confirmed in writing by the other Party and then the amendment, modification, waiver or consent shall be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

21.4

Force Majeure

Except for the obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause (other than lack of funds), whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; Laws, regulations, orders, proclamations, instructions or requests of any governmental authority; orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing (collectively a “Force Majeure Event”).  The affected Party shall promptly give notice to the other Party of the Force Majeure Event stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  The affected Party shall resume performance as soon as reasonably possible.  During the period of Force Majeure Event, the obligations of the Parties to advance funds pursuant to this Agreement shall be reduced to levels consistent with then current levels of Operations.  The affected Party shall use all reasonable diligence to remedy the Force Majeure Event as quickly as practicable.  However, this requirement of reasonable diligence shall not require the settlement of strikes, lock-outs or other labour difficulties by the Party involved therein on terms not acceptable to it.  The manner of dealing with any such labour difficulties shall be entirely within the discretion of the Party so involved.

21.5

Governing Law and Language

This Agreement shall be governed by and interpreted in accordance with the Laws of the Province of Québec and the Laws of Canada applicable therein and the Parties hereby irrevocably attorn to the jurisdiction of the courts thereof.  This original Agreement shall be executed in English, and English shall govern between the Parties notwithstanding the translation of the Agreement into French for any purpose.  The Parties acknowledge having expressly required that this Agreement and all documents relating thereto be drawn up in English.  Les parties ont exigé que le présent contrat ainsi que tous les documents qui s’y rattachent soient rédigés en langue anglaise.

21.6

No Implied Covenants

There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

21.7

Monetary Amounts

All monetary amounts expressed in dollars in this Agreement shall be determined and payable in Canadian currency, unless otherwise expressly provided.

21.8

Interpretation

In the event that a court of competent jurisdiction determines that any term, part, or provision of this Agreement is unenforceable, illegal, or in conflict with any Laws to which this Agreement is subject, the Parties intend that the court reform that term, part, or provision within the limits permissible under the law in such manner as to approximate most closely the intent of the Parties to this Agreement; provided that, if the court cannot make such reformation, then that term, part, or provision shall be considered severed from this Agreement.  The remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if it did not contain that term, part, or provision.

21.9

Further Assurances

The Parties shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement. Without limiting the generality of the foregoing, the Parties agree to consent to any amendments to the Venture as may be reasonably required thereto in order to obtain consistency with the form, shape and minimum specified area requirements of any mining right, as applicable, pursuant to the Act.

21.10

Entire Agreement; Successors and Assigns

This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.  In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall govern.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

21.11

Preamble

The preamble to this Agreement is hereby incorporated into and made part hereof.

21.12

Counterparts

This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument and any of the Parties hereto may execute this Agreement by signing any such counterpart.

21.13

Time of the Essence

In this Agreement, time is of the essence.

21.14

Civil Code of Québec

Notwithstanding any provision of the CCQ to the contrary but subject to any mandatory provisions of public order thereof, the Parties agree that their rights and obligations, the administration of the Assets, the Project and the Venture, the end of indivision and partition are governed by this Agreement.

21.15

Effective Date

This Agreement shall commence to produce its effects between the parties as of the Effective Date.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CLIFTON STAR RESOURCES INC. By: ________________________________ Title: ________________________________	OSISKO MINING CORPORATION By: ________________________________ Title: ________________________________

EXHIBIT “A”

DESCRIPTION OF CLIFTON’S INTEREST

Option to acquire 100% of the shares of Beattie Gold Mines Ltd., which holds a 100% interest in the Beattie mining concession MC #292 (mineral rights only) located in Duparquet Township. This option is granted pursuant to the relevant Underlying Option Agreement.

Option to acquire 100% of the shares of 2588111 Manitoba Ltd., which is the sole shareholder of 173714 Canada Inc., which in turn holds a 100% interest in (i) the Donchester mining concession MC #384 (mineral and surface rights) located in the Duparquet Township, (ii) the Hunter mining concession MC #442 (mineral and surface rights) located in the Duparquet Township, and (iii) the Dumico claims CL C003231 and CL C003232 located in the Duparquet Township. This option is granted pursuant to the relevant Underlying Option Agreement.

For greater certainty, the Parties acknowledge and agree that 2588111 Manitoba Ltd. holds claims located in Manitoba which shall be excluded from the Project. Accordingly, prior to the transfer of title to a 50% Participating Interest from Clifton to Osisko in accordance with Section 3.10 of this Agreement, these Manitoba claims will have been transferred out of 2588111 Manitoba Ltd.

Option to acquire 100% of the shares of 2699681 Canada Ltd., which is the sole shareholder of Eldorado Gold Mines Inc., which in turn holds a 100% interest in (i) the majority of surface rights to the Beattie mining concession MC #292 (except lands for the golf course, house and lanes in the town of Duparquet), (ii) part of the surface rights to the Donchester mining concession #384, (iii) the majority of surface rights to the Central Duparquet mining claims (see list below), and (iv) the surface rights to the Dumico claims CL C003231 and CL C003232 all such rights being located in the Duparquet Township. This option is granted pursuant to the relevant Underlying Option Agreement.

Option to acquire 100% of the shares of Duquesne Gold Mines Ltd, which holds a 100% interest in the claims listed below as the Duquesne Claims. This option is granted pursuant to the relevant Underlying Option Agreement.

DUQUESNE
MINING TITLE	TOWNSHIP
CL 13171	Destor
CL 13172	Destor
CL 13173	Destor
CL 13174	Destor
CL 13234	Destor
CL 13235	Destor
CL C001531	Destor
CL C001532	Destor
CL C001533	Destor
CL C001534	Destor
CL C001541	Destor
CL C001542	Destor
CL C001543	Destor
CL C001544	Destor
CL C001561	Destor
CL C004391	Destor
CL C004392	Destor
CL C004393	Destor
CL C004394	Destor
CL C004401	Destor
CL C004402	Destor
CL C004411	Destor
CL C004412	Destor
CL C004413	Destor
CL C004414	Destor
CL C004415	Destor
CL C004416	Destor
CL C004417	Destor
CL C004421	Destor
CL C004422	Destor
CL C004423	Destor
CL C004424	Destor
CL C004425	Destor
CL C004441	Destor
CL C004442	Destor
CL C004443	Destor
CL C004444	Destor
CL C004445	Destor
CL C004446	Destor
CL C004451	Destor
CL C004452	Destor
CL C004453	Destor
CL C004454	Destor
CL C006431	Destor
CL C006432	Destor
CL C006433	Destor
CL C006434	Destor
CL C006435	Destor
CL C009461	Destor
CL C009462	Destor
CL C009463	Destor
CL C009464	Destor
CL G001091	Destor
CL G001092	Destor
CL G001611	Destor
CM 377	Destor

Claims held directly by Clifton and listed hereinafter.

CENTRAL DUPARQUET
MINING TITLE	TOWNSHIP
CL 3230711	Duparquet
CL 3230712	Duparquet
CL 3230713	Duparquet
CL 3230714	Duparquet
CL 3230715	Duparquet
CL 3230741	Duparquet
CL 3230742	Duparquet
CL 3230744	Duparquet
CL 3806541	Duparquet
CL 3806542	Duparquet
CL 3806543	Duparquet
CL 3806544	Duparquet
CL 3806545	Duparquet
CL 3806551	Duparquet
CL 3806552	Duparquet
CL 3806553	Duparquet
CL 3806554	Duparquet
CL 3806555	Duparquet

DESTOR
MINING TITLE	TOWNSHIP
CL 4129251	Destor
CL 4129261	Destor
CL 4177541	Destor
CL 4177551	Destor
CL 4177561	Destor
CL 4177581	Destor
CL 4177591	Destor
CL 4177601	Destor

LEPINE
MINING TITLE	TOWNSHIP
CL 3816601	Destor
CL 3816602	Destor
CL 3816611	Destor
CL 3816612	Destor
CL 3816613	Destor
CL 3816621	Destor
CL 3816622	Destor
CL 3819412	Destor
CL 3819413	Destor
CL 3819414	Destor
CL 3819415	Destor
CL 3831383	Destor
CL 3831384	Destor
CL 3831481	Destor
CL 3831482	Destor
CL 3831483	Destor
CL 3831484	Destor
CL 3831491	Destor
CL 3831492	Destor
CL 3831493	Destor
CL 3831494	Destor
CL 3831495	Destor

SOUTHWEST
MINING TITLE	TOWNSHIP
CDC 2035176	Destor
CDC 2035177	Destor
CDC 2035178	Destor
CDC 2035179	Destor
CDC 2035180	Destor
CDC 2166259
CDC 2166260
CDC 2166261	Destor
CDC 2166262	Destor
CDC 2166263	Destor
CDC 2166264	Destor
CDC 2166265	Destor
CDC 2166266	Destor
CDC 2166267	Destor
CDC 2166268	Destor
CDC 2166269	Destor
CDC 2166270	Destor
CDC 2166271	Destor
CDC 2166272	Destor
CDC 2166273	Destor
CDC 2166274	Destor
CDC 2166275	Destor
CL 5276039	Destor
CL 5276040	Destor
CL 5276049	Destor
CL 5276050	Destor
CL 5276051	Destor
CL 5276055	Destor
CL 5276056	Destor
CL 5276057	Destor

EXHIBIT “B”

COPIES OF UNDERLYING OPTION AGREEMENT

See attached 114 pages.

EXHIBIT “C”

DEFINITION OF LIENS

AND EXCEPTION TO OWNERSHIP RIGHTS

Description of Liens and Exception to Clifton’s ownership:

[DESCRIPTION OF ANY SUCH EXCEPTION—TO COME]

EXHIBIT “D”

DEFINITION OF NET SMELTER RETURN

1.

Definition

The terms used but not defined in this Exhibit “D” shall have the respective meaning ascribed thereto in the Agreement and, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the meaning set forth below:

1.1

“Net Smelter Return” shall mean the actual spot market value (using London Bullion Houses, Second Fixing and excluding all hedging proceeds) of Products received, from time to time, by the Parties from any independent custom smelter, mint, refinery or other purchaser or user, from the sale or other disposition of Products removed from the Project, less:

(a)

all actual charges and costs, including insurance premiums, for transportation of Products from the processing facilities on or near the Project to the place of sale, or other disposition, whether transported by the Manager or a third party;

(b)

all actual charges, costs, deductions, and penalties for the treatment, tolling, smelting, refining or minting of the Products and all costs and charges associated therewith, such as costs and charges with respect to handling, weighing, sampling, assaying and marketing, as well as representation charges, referee’s fees and expenses, after said Products leave the processing facility on or near the Project; and

(c)

severance, production, ad valorem, excise, sales, and any other similar taxes or fees (excluding income taxes) paid to any lawful taxing authority on Products mined from the Project.

1.2

If Products are transported, processed, smelted, or refined by a Party or an Affiliate thereof, all charges, costs, penalties, and deductions referred to in Section 1.1, and used for calculating Net Smelter Return shall be equivalent to the prevailing competitive rates charged by a Person who is not an Affiliate in an arm’s-length transaction for transportation, smelting, or refining of a like quantity and quality of such Products.

2.

Calculation of Net Smelter Return

An estimate of the quarterly Net Smelter Return shall be calculated by the Manager at the end of each calendar quarter, and the Net Smelter Return shall be calculated by the Manager at the end of each calendar year. The estimate of the quarterly Net Smelter Return and a statement containing the Manager’s calculation of the annual Net Smelter Return shall be transmitted to the Royalty Holder together with payments of Net Smelter Return Royalty, if any, pursuant to Articles 3 and 4 of this Exhibit “D”, within 60 days of the end of the first three quarters of each calendar year and within ninety (90) days of the end of each calendar year, respectively.

3.

Verification and Disputing of Net Smelter Return

The Royalty Holder may verify and contest the Manager’s calculation of Net Smelter Return during a period of six (6) months following receipt of the annual statement of Net Smelter Return.  The Manager shall maintain adequate records which shall be made available to the Royalty Holder during said six (6) month period to enable the Royalty Holder to verify the correctness of the Manager’s calculation of the Net Smelter Return.  If the Royalty Holder disputes, in writing, the correctness of the Manager’s determination of Net Smelter Return, the determination of whether an entry has been properly categorized or calculated shall be finally made by an independent auditor to be appointed by the Manager.  If the Royalty Holder does not dispute, in writing, the correctness of the Manager’s determination of Net Smelter Return within six (6) months following the delivery of an annual statement, such annual statement shall be deemed to be correct and the Royalty Holder shall waive all of its rights to challenge said annual statement.

4.

Payment of Net Smelter Return Royalty

Payments of the Net Smelter Return royalty shall be made, if any, to the Royalty Holder, in accordance with the terms set forth in the Agreement on a quarterly basis, within 60 days of the end of the first three quarters and within 90 days of the end of each calendar year.

5.

Right of the Royalty Holder

The Royalty Holder shall have no right to or interest in the Agreement, the Assets, the Project or any other rights than those provided for in this Exhibit “D”.